Exhibit 99.1

Rogers Corporation Raises Guidance for the Third Quarter

ROGERS, Conn.--(BUSINESS WIRE)--September 15, 2009--Rogers Corporation (NYSE:ROG) today announced revised guidance for its third quarter ending September 30, 2009. Rogers now projects third quarter net sales to be between $74 and $77 million compared to the August 3, 2009 guidance of $68 to $73 million. Earnings for the third quarter are now projected to be $0.22 to $0.28 per diluted share versus the previous guidance of $0.05 to $0.15 earnings per diluted share, both of which include $1 million or $0.06 per share of projected one-time integration costs associated with the silicone business assets the Company acquired from MTI Global Inc. during the second quarter.

Robert D. Wachob, President and CEO commented, “Sales of High Performance Foams in the cell phone and consumer electronics markets will be higher than anticipated for the third quarter. Also during the quarter, the Printed Circuit Materials business experienced stronger growth in both satellite television and military applications. With increased sales and the full effect of our cost reductions in place Rogers is experiencing better than anticipated earnings growth for the third quarter.”

The Company expects to report its third quarter results during the first week of November, and plans to provide guidance for the fourth quarter 2009 at that time.

Rogers Corporation, headquartered in Rogers, CT, is a global technology leader in the development and manufacture of high performance, specialty-material-based products for a variety of applications in diverse markets including: portable communications, communications infrastructure, computer and office equipment, consumer products, ground transportation, aerospace and defense. Rogers operates manufacturing facilities in the United States (Arizona, Connecticut, Illinois and Virginia), Europe (Ghent, Belgium and Bremen, Germany) and Asia (Suzhou, China). In Asia, Rogers maintains sales offices in Japan, China, Taiwan, Korea and Singapore. Rogers has joint ventures in Japan and China with INOAC Corporation, in Taiwan with Chang Chun Plastics Co., Ltd. and in the U.S. with Mitsui Chemicals, Inc.

The world runs better with Rogers.® www.rogerscorp.com

Safe Harbor Statement

Statements in this news release that are not strictly historical may be deemed to be “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and are subject to the many uncertainties that exist in the Company’s operations and environment. These uncertainties, which include economic conditions, market demand and pricing, competitive and cost factors, rapid technological change, new product introductions, legal proceedings, and the like, are incorporated by reference from the Rogers Corporation 2008 Form 10-K filed with the Securities and Exchange Commission. Such factors could cause actual results to differ materially from those in the forward-looking statements. All information in this press release is as of September 15, 2009 and Rogers undertakes no duty to update this information unless required by law.

CONTACT:
Rogers Corporation
Investor Contact:
William J. Tryon, 860-779-4037
Manager of Investor and Public Relations
Fax: 860-779-5509
william.tryon@rogerscorporation.com
Website Address:
www.rogerscorp.com